As filed with the Securities and Exchange Commission on March 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART & FINAL INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4079584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

SMART & FINAL INC. LONG-TERM EQUITY COMPENSATION PLAN

and

SMART & FINAL INC. NON-EMPLOYEE DIRECTOR STOCK PLAN

(Full title of the plan)

Donald G. Alvarado, Esq.

Senior Vice President—General Counsel

600 Citadel Drive

Commerce, California 90040

(Name and address of agent for service)

(323) 869-7500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(1) (2)

Common Stock (par value $0.01)

Compensation Plan shares	2,630,000	$3.8350	$ 10,086,050	—

Director Plan shares	250,000	$3.8350	$ 958,750	—

Director Plan shares	158,500	$9.4594	$ 1,499,315	—

Total	3,038,500	—	$ 12,544,115	$1,014.82

(1)	This Registration Statement includes 2,630,000 shares to be registered under Smart & Final Inc.’s Long-Term Equity Compensation Plan (the “Compensation Plan”), and 408,500 shares to be registered under Smart & Final Inc.’s Non-Employee Director Stock Plan (the “Director Plan”). The number of shares of Common Stock is the maximum number of additional shares issuable upon the exercise of options which have been or may be granted pursuant to the Compensation Plan and the Director Plan, respectively. This Registration Statement also covers such additional number of shares of Common Stock as may become issuable as a result of any future adjustments in accordance with the terms of the Compensation Plan or the Director Plan, and which result in an increase in the number of outstanding shares of Common Stock.
(2)	The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to 2,880,000 shares registered hereunder and subject to outstanding options to purchase Common Stock under the Compensation Plan and the Director Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c), calculated solely for the purpose of determining the registration fee, and based upon $3.835 per share, representing the average of the high and low price for the Common Stock as reported on the New York Stock Exchange on March 10, 2003. With respect to 158,500 shares registered hereunder and subject to outstanding options to purchase Common Stock under the Director Plan, the Proposed Maximum Offering Price Per Share and the registration fee were computed upon the basis of the price at which the options may be exercised ($9.4594 per share) in accordance with Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Certain information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 to register an additional 2,630,000 shares of the Common Stock of Smart & Final Inc., a Delaware corporation (the “Registrant”), subject to the Registrant’s Long-Term Equity Compensation Plan (the “Compensation Plan”), and an additional 408,500 shares of the Common Stock of the Registrant subject to the Registrant’s Non-Employee Director Stock Plan (the “Director Plan”). In June, 2001, the Compensation Plan was amended to increase the number of shares of Common Stock available thereunder from 2,470,000 to 3,600,000 shares and to extend the expiration date thereof to December 31, 2010. Thereafter in July, 2002, the Compensation Plan was amended to increase the number of shares of Common Stock available thereunder from 3,600,000 shares to 5,100,000 shares. In July, 2002, the Director Plan was amended to increase the number of shares of Common Stock available thereunder from 125,000 shares to 375,000 shares. In addition, the Director Plan was amended to permit the incorporation of prior grants of stock options covering 158,500 shares. There are effective Registration Statements on Form S-8, filed with the Commission on September 9, 1997 and September 24, 1999, File Numbers 333-35243 and 333-87767, respectively, for the balance of the shares of Common Stock subject to each plan. The contents of such earlier registration statements are incorporated herein by reference.

Effective June 7, 2002, the Registrant’s Board of Directors dismissed Arthur Andersen LLP (“Andersen”), and thereafter engaged Ernst & Young LLP (“Ernst & Young”) as the Registrant’s independent auditors. The Registrant’s financial statements for the fiscal year ended December 29, 2002 were audited by Ernst &Young. The financial statements of the Registrant for the fiscal years ended December 30, 2001 and December 31, 2000 were audited by Andersen. The Registrant has not been able to obtain, after reasonable efforts, the written consent of Andersen as to the incorporation of its reports regarding such financial statements into this Registration Statement. However, Rule 437a under the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Andersen. Accordingly, Andersen may not be liable to persons who participate in the Compensation Plan or the Director Plan under Section 11(a) of the Securities Act with respect to such financial statements because Andersen has not consented to the incorporation by reference of such financial statements into this Registration Statement and has not consented to otherwise having been named as having prepared the financial statements incorporated by reference into this Registration Statement.

SELLING STOCKHOLDERS

Selling stockholders (the “Selling Stockholders”) who are our affiliates may offer and sell shares of our Common Stock, $0.01 par value per share, from time to time, on the New York Stock Exchange or in private transactions at prevailing market prices or at privately negotiated prices. The Selling Stockholders referred to in this prospectus may use this prospectus to sell a maximum of 2,630,000 shares of our Common Stock issuable upon the exercise of options which have been or may be granted pursuant to the Compensation Plan, and a maximum of 408,500 shares of our Common Stock issuable upon the exercise of options which have been or may be granted pursuant to the Director Plan. We are paying the expenses incurred in connection with the registration of these shares under the Securities Act. Each Selling Stockholder is responsible for any brokerage commissions or expenses he or she incurs in the sale of such shares. We will not receive any proceeds from the sale of such shares.

We do not know the names of the Selling Stockholders at this time. We will supplement this prospectus, from time to time, as the names of the Selling Stockholders and the amounts of the shares of Common Stock to be re-offered become known to us. We will file all such supplements to this prospectus with the Commission as required by Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference into this Registration Statement the following documents previously filed with the Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (SEC File No. 001-10811), which includes audited financial statements as of and for the fiscal year ended December 29, 2002.

(b) All other reports which we filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of our Common Stock in our Registration Statement on Form S-1 (SEC File No. 33-41103) filed with the Commission on July 19, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents we filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Donald G. Alvarado, Senior Vice President and General Counsel of Smart & Final Inc., who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an employee of the Company, and holds 34,789 shares of our Common Stock and stock options to acquire 102,100 shares of our Common Stock.

Item 8. Exhibits.

Exhibit Number		Exhibit

4.1

Smart & Final Inc. Long-Term Equity Compensation Plan (Amended and Restated), incorporated herein by reference to Exhibit A from our Definitive Proxy Statement on Schedule 14A as filed with the SEC on June 13, 2002

4.2

Smart & Final Inc. Non-Employee Director Stock Plan (Amended and Restated), incorporated herein by reference to Exhibit B from our Definitive Proxy Statement on Schedule 14A as filed with the SEC on June 13, 2002

5*		Opinion of Donald G. Alvarado

23.1	*	Consent of Donald G. Alvarado (included in Exhibit 5 to this Registration Statement)

23.2		Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a)

23.3	*	Consent of Ernst & Young LLP

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on March 14, 2003.

SMART & FINAL INC.

By:	/s/ Richard N. Phegley
Richard N. Phegley
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ross E. Roeder Ross E. Roeder	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 12, 2003

/s/ Richard N. Phegley Richard N. Phegley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 12, 2003

Pierre Bouchut	Director	_______ __, 2003

/s/ Christian Couvreux Christian Couvreux	Director	February 18, 2003

/s/ Timm F. Crull Timm F. Crull	Director	February 18, 2003

/s/ James S. Gold James S. Gold	Director	February 18, 2003

/s/ Antoine Guichard Antoine Guichard	Director	February 18, 2003

/s/ David J. McLaughlin David J. McLaughlin	Director	February 18, 2003

Joël-André Ornstein	Director	_______ __, 2003

/s/ Thomas G. Plaskett Thomas G. Plaskett	Director	February 18, 2003

/s/ Etienne Snollaerts Etienne Snollaerts	Director	February 18, 2003